Exhibit 107.1
Calculation of Filing Fee Tables

 Form S-8
(Form Type)
Model N, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Equity	Common stock, par value $0.00015 per share	Rule 457(c) and Rule 457(h)	3,500,000(2)	$31.74	$111,090,000	0.00011020	$12,242.12
Total Offering Amounts					$111,090,000		$12,242.12
Total Fee Offsets(5)							—
Net Fee Due							$12,242.12

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any additional shares of common stock, $0.00015 par value per share (“Common Stock”) of the Registrant that become issuable under the Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)    Represents 3,500,000 additional shares of Common Stock reserved for issuance under the 2021 Plan as of February 16, 2023.
(3)    Estimated under Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock on March 13, 2023, as reported by the New York Stock Exchange.
(4)    Rounded up to the nearest cent.
(5)    The Registrant does not have any fee offsets.